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                                   EXHIBIT 4

                         RIGHTS AGREEMENT, AS RESTATED
                                AMENDMENT NO. 1

    Amendment No. 1, dated as of July 28, 1995 (the "Amendment"), to the Rights Agreement, restated as of February 3, 1991 (the "Rights Agreement"), between Louisiana-Pacific Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

WITNESSETH:
    WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and
    WHEREAS, on July 28, 1995, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, determined it desirable and in the best interest of the Company and its stockholders to supplement and amend certain provisions of the Rights Agreement.
    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
    Section 1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:
          "(a) 'Acquiring Person' shall mean any Person (as defined) who or which, together with all Affiliates and Associates (as defined) of such Person, shall be the Beneficial Owner (as defined) of 15 percent or more of the Common Shares of the Company then outstanding, provided, however, that an Acquiring Person shall not include the Company, any wholly-owned Subsidiary of the Company, any employee benefit plan ("Plan") of the Company or of a Subsidiary of the Company, or any Person holding Common Shares of the Company for or pursuant to the terms of any such Plan. Notwithstanding the foregoing: (i) no Person shall become an 'Acquiring Person' as the result of an acquisition of Common Shares of the Company by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common
    Shares of the Company beneficially owned by such Person to 15 percent or more of the Common Shares of the Company then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15 percent or more of the Common Shares of the Company then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an 'Acquiring Person' unless upon the consummation of the acquisition of such additional Common Shares of the Company such Person does not own 15 percent or more of the Common Shares of the Company then outstanding; and (ii) if the Board of Directors determines in good faith that a Person who would otherwise be an 'Acquiring Person' became such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares of the Company that would otherwise cause such Person to be an 'Acquiring Person' or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares of the Company but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of Common Shares of the Company so that such Person would no longer be an 'Acquiring Person', then such Person shall not be deemed to be or to have become an 'Acquiring Person' for any purposes of this Agreement. For purposes of this subsection (a), in determining the percentage of the outstanding shares of Common Shares of the Company with respect to which a Person is the Beneficial Owner (i) all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding and (ii) shares which are subject to issuance upon the exercise or conversion of outstanding conversion rights, rights, warrants and options other than those referred to in clause
    (i) of this sentence shall not be deemed outstanding. Any determination made by the Board of Directors as to whether any Person is or is not an 'Acquiring Person' shall be conclusive and binding upon all holders of Rights.

    Section 2. Amendment to Section 1(j). Section 1(j) of the Rights Agreement is deleted.
    Section 3.  Amendment to Section 3(a).  The first sentence of Section
3(a) of the Rights Agreement is amended by (i) deleting the parenthetical clause "(other than a tender offer which would, upon acceptance of shares for payment, be a Qualifying Tender Offer)", and (ii) deleting the number "30" and inserting in lieu thereof the number "15".
    Section 4.  Amendments to Section 13(a).  (a)  The first sentence of
Section 13(a) of the Rights Agreement is amended by deleting clause (ii) of said sentence and inserting in lieu thereof the following "(ii) any Person (other than a Subsidiary of the Company in a transaction which complies with
Section 11(o) hereof) shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such consolidation or merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of the Company or of any other Person or cash or any other property, or".
    (b) The first sentence of Section 13(a) of the Rights Agreement is further amended by deleting the phrase "(other than the Company or any of its Subsidiaries) in one or more transactions each of which complies with Section 11(o)" appearing in clause (iii) of said sentence and inserting in lieu thereof the phrase "(other than the Company or any of its wholly owned Subsidiaries in one or more transactions each of which complies with Section 11(o))", and by deleting the phrase "to any other Person or Persons (other than the Company or one or more of its wholly owned Subsidiaries)" appearing
in said sentence.     Section 5.  Amendment to Section 23(a).  Section 23(a)
of the Rights Agreement is amended so as to read in its entirety as follows:
          "(a) The Company may, at its option, by action of the Board of Directors at any time prior to the earlier of (i) the time that any Person first becomes an Acquiring Person or (ii) the close of business on the Final Expiration Date, redeem all, but not less than all, the then outstanding Rights at a redemption price of $.01 per Right as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after February 3, 1991 (such redemption price being hereinafter referred to as the 'Redemption Price'."

    Section 6. Amendment to Section 23(b). Section 23(b) of the Rights Agreement is deleted.
    Section 7. Amendment to Section 24(c). Section 24(c) is amended to read in its entirety as follows:
          "(c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b)) for Common Shares exchangeable for Rights, at the initial rate (as of February 3, 1991) of one-hundredth of a Preferred Share (or equivalent preferred share) for each Common Share, as appropriately adjusted to reflect subsequent adjustments in the rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same rights to participate (taking into account any minimum preferential amounts) in dividends and distributions upon liquida-tion, dissolution or winding of the Company, as one Common Share."

    Section 8.  Amendment to Section 27(a).  The first two sentences of
Section 27(a) are amended by deleting the words "Distribution Date" each place that such words appear therein and inserting in lieu thereof the words "occurrence of a Section 11(a)(ii) event".
    Section 9. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.
    Section 10. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one in the same instrument.
    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.
Attest:                           LOUISIANA-PACIFIC CORPORATION



                                    By:/s/ William L. Hebert
By: /s/ Anton C. Kirchhof               William L. Hebert
    Anton C. Kirchhof               Title:  Treasurer and Chief Financial
                                            Officer


                                    FIRST CHICAGO TRUST COMPANY
                                      OF NEW YORK



                                    By:   /s/ Joanne Gorostiola
                                          Joanne Gorostiola
By: /s/James Kuzmich                      Title: Assistant Vice President